Exhibit 15.1

November 8, 2005
Computer Associates International, Inc.
One Computer Associates Plaza
Islandia, New York 11749

Re:   Registration Statement Nos. 333-127602, 333-127601, 333-120849, 333-126273, 333-108665, 333-100896, 333-88916,
333-32942, 333-31284, 333-83147, 333-80883, 333-79727, 333-62055, 333-19071, 333-04801, 33-64377, 33-53915, 33-53572, 33-34607, 33-18322, 33-20797, 33-30347, 33-35515, 2-92355, 2-87495 and 2-79751 on Form S-8

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated November 8, 2005 related to our review of interim financial information. As discussed in Note D to the consolidated condensed financial statements, the Company has restated the consolidated condensed balance sheet at March 31, 2005, the consolidated condensed statements of operations for the three-month and six-month periods ended September 30, 2004 and the consolidated condensed statement of cash flows for the six-month period ended September 30, 2004 to reflect the Company’s adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” on April 1, 2005 under the modified retrospective application method and to reflect the effects of certain prior period restatements that were previously disclosed in Note 12 of the consolidated financial statements in the Company’s Form 10-K/A for the fiscal year ended March 31, 2005.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/  KPMG LLP

New York, New York